Exhibit 10.1
EXECUTION VERSION
SECOND AMENDMENT TO CREDIT AGREEMENT, WAIVER AND COLLATERAL AGENT CONSENT
This SECOND AMENDMENT TO CREDIT AGREEMENT, WAIVER AND COLLATERAL AGENT CONSENT (this “Agreement”), dated as of November 24, 2010, among RENTECH ENERGY MIDWEST CORPORATION, a Delaware corporation (“Borrower”), RENTECH, INC., a Colorado corporation (“Holdings”), the Subsidiary Guarantors, the Lenders party hereto, and the Collateral Agent (as defined below) is entered into in connection with the Credit Agreement referred to in the first recital below.
RECITALS
WHEREAS, Borrower and Holdings are parties to that certain Credit Agreement, dated as of January 29, 2010 (the “Original Credit Agreement”) and that certain First Amendment to Credit Agreement, Waiver and Collateral Agent Consent, dated as of July 21, 2010 (the “First Amendment” and together with the Original Credit Agreement, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Borrower, Holdings, the banks, financial institutions and other entities party to the Credit Agreement as lenders (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent (in such capacity, the “Collateral Agent”);
WHEREAS, Borrower has requested that the Required Lenders amend and waive certain provisions of the Credit Agreement as set forth more fully in this Agreement; and
WHEREAS, the Required Lenders have agreed to such amendments and waivers under the Credit Agreement, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. Amendments to Credit Agreement.
(a) Amendment of Section 1.01 of Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable ECF Percentage”, “Capital Expenditures”, “Incremental Loan Amount”, “Payment Premium” and “Required Lenders” in their entirety therefrom and substituting in lieu thereof the following new definitions:
““Applicable ECF Percentage” shall mean, on any date of determination, (a) if, as of the last day of the fiscal year then ended in respect of which Excess Cash Flow is being calculated, the Leverage Ratio as of such date is less than 1.00:1.00, the percentage set forth below that corresponds with the aggregate principal amount of Loans outstanding on such date set forth opposite such percentage, and (b) if the Leverage Ratio as of such date is greater than or equal to 1.00:1.00, 100%:

Outstanding Aggregate Principal Amount of Loans	Applicable ECF Percentage

Greater than or equal to $65,000,000	100%

Greater than or equal to $55,000,000 but less than $65,000,000	75%

Less than $55,000,000	50%”

““Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, (b) the total consideration incurred by the Borrower and its consolidated subsidiaries pursuant to clause (i) of the proviso to the definition of “Joint Carbon Credit Investment Project” and (c) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated subsidiaries during such period, but excluding in each case above (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation and (ii) any amounts expended by the Borrower and its consolidated subsidiaries that would otherwise qualify as Capital Expenditures for which Borrower or its consolidated subsidiary is paid or reimbursed in cash within 90 days from the date of such expenditure by the Borrower or such consolidated subsidiary by a Governmental Authority to the extent the payment or reimbursement was made by the Governmental Authority to the Borrower or its consolidated subsidiary for the purpose of allowing the Borrower or its consolidated subsidiary to make expenditures that would otherwise qualify as Capital Expenditures.”
““Incremental Loan Amount” shall mean, at any time, the excess, if any, of (a) $40,000,000 over (b) the aggregate amount of all Incremental Loan Commitments established prior to such time pursuant to Section 2.21 (but excluding the Incremental Loan Commitments established in connection with the First Amendment and Consent and the Second Amendment and Consent).”
““Payment Premium” shall mean at any time with respect to any Loan being prepaid in whole or in part pursuant to Section 2.09 during any of the periods set forth below an amount equal to the percentage set forth opposite such period of the aggregate principal amount of such Loan being prepaid at such time:

Period	Percentage

May 1, 2011 to and including November 25, 2011	8.00%

November 26, 2011 to and including November 25, 2012	4.00%

November 26, 2012 to and including November 25, 2013	3.00%

November 26, 2013 and thereafter	1.00%

Notwithstanding the foregoing, no Payment Premium shall apply to the November 2010 Prepayment or the Specified 2011 Distribution Prepayment.”
““Required Lenders” shall mean, at any time, Lenders having Loans representing more than 65% of the sum of all Loans outstanding.”
(b) Amendment of Section 1.01 of Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by inserting in appropriate alphabetical order the following new definitions:
““DOE Loan Guarantee” shall mean a loan guarantee issued by the U.S. Department of Energy with respect to the Rialto Project.”
““FY 2010 ECF Prepayment Carryover Reduction Amount” shall mean the lesser of (a) the amount (expressed as a positive number) of the negative difference, if any, resulting from the calculation of the Excess Cash Flow prepayment for the fiscal year of the Borrower ending on September 30, 2010 in accordance with Section 2.09(b), and (b) $11,000,000.”
““November 2010 Prepayment” shall have the meaning given to such term in Section 4 of the Second Amendment and Consent.”
““Second Amendment and Consent” shall mean the Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent, dated as of November 24, 2010, among Holdings, the Borrower, the Subsidiary Guarantors, the Lenders party thereto, and the Collateral Agent.”
““Second Incremental Loan Assumption Agreement” shall mean the Second Incremental Loan Assumption Agreement, dated as of November 24, 2010, among Holdings, the Borrower, the Subsidiary Guarantors, the Incremental Lenders party thereto, and the Administrative Agent.”
““Specified 2011 Distribution” shall have the meaning given to such term in Section 6.06(a)(ix).”
““Specified 2011 Distribution Prepayment” shall have the meaning given to such term in Section 6.06(a)(ix).”
(c) Amendment of Section 2.09(a) of Credit Agreement. Clause (ii) of the proviso to Section 2.09(a) of the Credit Agreement is hereby amended by deleting such clause in its entirety and substituting in lieu thereof the following:
“(ii) no voluntary prepayment of any Loans (other than the July 2010 Prepayment, the November 2010 Prepayment and the Specified 2011 Distribution Prepayment) shall be permitted prior to November 26, 2011, except in the event the Rialto Project receives a conditional commitment for a DOE Loan Guarantee and Holdings and its Affiliates, as applicable, confirm in writing to the Administrative Agent and the Lenders their intention to satisfy the conditions for issuance of the DOE Loan Guarantee, in which case the Borrower may on or after May 1, 2011 and prior to November 26, 2011 voluntarily prepay all (but not less than all) outstanding Loans within 10 Business Days following delivery of such written confirmation to the Administrative Agent and the Lenders.”

(d) Amendment of Section 2.10(b) of Credit Agreement. Section 2.10(b) of the Credit Agreement is hereby amended by deleting such clause in its entirety and substituting the following new clause in lieu thereof:
“(b) No later than four Business days after the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on September 30, 2010, and (ii) two Business Days after the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(b), the Borrower shall prepay outstanding Loans in accordance with Section 2.10(f) in an aggregate principal amount equal to the positive difference of (x) the Applicable ECF Percentage of Excess Cash Flow for the fiscal year then ended minus (y) the sum of (i) the principal amount of voluntary prepayments of Loans under Section 2.09, (ii) any Payment Premiums paid with respect to such voluntary prepayments only to the extent not previously deducted in the calculation of Consolidated EBITDA for such fiscal year or in the determination of Excess Cash Flow for such fiscal year, in each case paid during such fiscal year but only to the extent that such prepayments are not financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or insurance proceeds, (iii) solely with respect to the prepayment for the fiscal year ending on September 30, 2010, the amount of the November 2010 Prepayment, and (iv) solely with respect to the prepayment for the fiscal year ending on September 30, 2011, the sum of (1) FY 2010 ECF Prepayment Carryover Reduction Amount and (2) the amount of the Specified 2011 Distribution. Notwithstanding the foregoing, the November 2010 Prepayment shall not be included in clause (y)(i) above for purposes of determining the amount of the prepayment required in accordance with this Section 2.10(b) for the fiscal year ending on September 30, 2011.”
(e) Amendment of Section 2.21 of Credit Agreement. Section 2.21(e) of the Credit Agreement is hereby amended by deleting such clause in its entirety and substituting the following new clause in lieu thereof:
“(e) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) no Incremental Loan may be made without the prior written consent of the Required Lenders, and (ii) the Borrower shall deliver a written notice to the Administrative Agent and the Lenders at least 30 days prior to the Incremental Loan Closing Date for any issuance of Incremental Loans (whether Loans or Other Loans); provided that no such consent and notice shall be required under this Section 2.21(e) with respect to the Other Loans to be made pursuant to the First Incremental Loan Assumption Agreement or the Second Incremental Loan Assumption Agreement.”
(f) Amendment of Section 5.04 of Credit Agreement. Section 5.04 of the Credit Agreement is hereby amended by inserting the following new Section 5.04(o) at the end thereof:
“(o) concurrently with the delivery of the financial statements under paragraph (a) above for the fiscal year ended September 30, 2010, financial statements required by Sections 5.04(d) and 5.04(e) for the applicable periods prior to the date of the Second Amendment and Consent reflecting the treatment of the Holdings Loan as equity rather than debt and inclusion of tax obligations for the Borrower (without adjustment for net operating losses of Holdings), all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.”

(g) Amendment of Section 5.14 of Credit Agreement. Section 5.14 of the Credit Agreement is hereby amended by deleting such clause in its entirety and substituting in lieu thereof the following:
“SECTION 5.14. Cash Management. In supplement to Section 4.04(b) in the Guarantee and Collateral Agreement, without the prior written consent of the Collateral Agent, the Borrower may not, and will not cause or permit any Loan Party to, (i) add or replace a depositary bank or Deposit Account (as such term is defined in the Guarantee and Collateral Agreement), (ii) allow any deposit account or any “zero balance checking” accounts, other than Deposit Accounts subject to Deposit Account Control Agreements and accounts that are maintained solely for employee flex spending amounts and payroll amounts, to maintain a balance in excess of zero Dollars for a period in excess of one Business Day or (iii) change any sweep instructions existing as of the Closing Date for any bank account, including any Deposit Account, except in each case, a Deposit Account that is subject to a Lien permitted by Section 6.02(m). Upon the written request of the Borrower and at the sole cost and expense of the Borrower, Lenders hereby authorize and instruct the Collateral Agent to, and the Collateral Agent shall, release promptly any security interest held by it in any Deposit Account or securities account that is subject to a Lien permitted by Section 6.02(m). Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent or any other Secured Party.”
(h) Amendment of Section 6.01 of Credit Agreement. Section 6.01 of the Credit Agreement is hereby amended by:
(i) deleting Section 6.01(d) in its entirety and substituting in lieu thereof the following:
“(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $2,000,000 at any time outstanding;”
(ii) deleting Section 6.01(e) in its entirety and substituting in lieu thereof the following:
“(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $2,000,000 at any time outstanding;” and
(iii) inserting the following new Section 6.01(p) at the end thereof:
“(p) Indebtedness in respect of letters of credit issued to third parties not Affiliated with Holdings in an aggregate principal amount not exceeding $2,000,000 at any time outstanding less any amounts secured by Liens permitted by Section 6.02(m).”

(i) Amendment of Section 6.02 of Credit Agreement. Section 6.02 of the Credit Agreement is hereby amended by inserting the following new Section 6.02(m) immediately following Section 6.02(l):
“(m) in lieu of issuing letters of credit under Section 6.01(p), Liens on cash and Permitted Investments (and any dedicated Deposit Account and securities account in which only such cash and Permitted Investments are held) to secure, directly or indirectly, obligations to third parties not Affiliated with Holdings in an aggregate principal amount not to exceed $2,000,000 at any time outstanding less any Indebtedness incurred under, and permitted by, Section 6.01(p).”
(j) Amendment of Section 6.06 of Credit Agreement. Section 6.06 of the Credit Agreement is hereby amended by inserting the following new Sections 6.06(a)(viii) and (ix) after Section 6.06(a)(vii):
“(viii) Holdings may make Restricted Payments with common stock of Holdings and Qualified Capital Stock of Holdings; and
(ix) the Borrower may make a one-time cash dividend or loan to Rentech Development Corporation, a Colorado corporation, for further distribution to Holdings in an amount not to exceed $5,000,000 during the period from February 1, 2011 to June 30, 2011 (the “Specified 2011 Distribution”), so long as:
(1) no Event of Default or Default shall have occurred and be continuing or would result therefrom, and the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the date of the proposed Specified 2011 Distribution, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date),
(2) the Total Debt of Borrower and its consolidated subsidiaries, less Unrestricted Cash and Permitted Investments of Borrower and its consolidated subsidiaries, as of the month ended immediately prior to the proposed date of the Specified 2011 Distribution for which financial statements are available, shall not be greater than $60,000,000,
(3) projected Consolidated EBITDA for the period of four consecutive fiscal quarters ending on September 30, 2011 shall be equal to or greater than the amount disclosed in the November 1 Projections (as defined below), which projected amount (including the assumptions on which such projected amount is based) shall be (A) calculated in good faith and in a manner consistent with past practice, (B) utilize the most current estimates of future sale prices and natural gas prices from Blue, Johnson & Associates, Inc. and, with respect to any product pre-sale contracts, the actual prices for such contracts, and (C) contain the same level of detail as the model received by the Lenders on November 1, 2010 (the “November 1 Projections”),
(4) the Borrower shall be in pro forma compliance with each of Sections 6.10, 6.11, 6.12 and 6.16 for (x) the most recently ended fiscal quarter for which financial statements are available and (y) on a projected basis for each fiscal quarter through September 30, 2011, which projections (including the assumptions on which such projections are based) shall satisfy the requirements specified in clauses 3(A), 3(B) and 3(C) above,

(5) the Borrower shall have delivered to the Administrative Agent and each Lender, projected financial statements (including projected Consolidated EBITDA) for the period of four consecutive fiscal quarters ending on September 30, 2012, which projected financial statements (including the assumptions on which such projected financial statements are based) shall satisfy the requirements specified in clauses 3(A), 3(B) and 3(C) above and, when compared to the financial condition of the Borrower reflected in the November 1 Projections, the financial condition of the Borrower as a whole is not materially worse, as determined in the reasonable discretion of the Lenders party to the Second Incremental Loan Assumption Agreement (such determination not to be unreasonably delayed),
(6) prior to or concurrently with the making of such proposed dividend or loan, the Borrower shall have made a voluntary prepayment pursuant to Section 2.09 in a principal amount equal to the amount of the Specified 2011 Distribution (such prepayment being the “Specified 2011 Distribution Prepayment”),
(7) not less than five Business Days prior to the making of the Specified 2011 Distribution, the Administrative Agent and each Lender shall have received a certificate from a Financial Officer of the Borrower, in form and substance satisfactory to each of the Lenders party to the Second Incremental Loan Assumption Agreement, stating that all of the conditions specified in this clause (ix) have been or will be concurrently satisfied upon the making of the Specified 2011 Distribution, which certificate shall be accompanied by reasonably detailed calculations of the items specified in clauses (3) and (4) above, and
(8) the Borrower shall have received a written acknowledgement from each of the Lenders party to the Second Incremental Loan Assumption Agreement (such acknowledgment not to be unreasonably withheld or delayed) that all conditions specified in this clause (ix) have been or will be met to the reasonable satisfaction of such Lenders.”
(k) Amendment of Section 6.10 of Credit Agreement. Section 6.10 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting the following new Section 6.10 in lieu thereof:
“SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and its subsidiaries for the period set forth below to exceed the amount set forth in the table below opposite such period:

Maximum Capital
Measurement Period	Expenditures

January 1, 2010 through September 30, 2010	$6.0 million
October 1, 2010 through September 30, 2012	$33.0 million
October 1, 2012 through September 30, 2013	$6.0 million
October 1, 2013 through Maturity Date	$8.0 million

; provided, however, (i) in no event shall (x) the aggregate amount of Capital Expenditures made by the Borrower and its subsidiaries for the period from October 1, 2010 through September 30, 2011 exceed $27.0 million, or (y) the Carry-Over Amount (as defined below) applied to the measurement period from October 1, 2012 through September 30, 2013 exceed $9.0 million and (ii) in the event the Borrower does not expend the maximum Capital Expenditures amount set forth in the table above in any applicable measurement period, the Borrower may carry forward to the immediately succeeding applicable measurement period the unutilized portion (the “Carry-Over Amount”); provided, further, however, that for the avoidance of doubt, any Investments made by the Borrower and its subsidiaries in reliance on Section 6.04(k) in any measurement period set forth above shall be deemed to reduce dollar-for-dollar the amount of the maximum Capital Expenditures permitted to be expended under this Section 6.10 for such measurement period by the amount of such Investments without duplication of any amount included in clause (b) of the definition of Capital Expenditures. All Capital Expenditures shall first be applied to reduce the then applicable maximum Capital Expenditures amount and then to reduce the carry-forward from the previous applicable measurement period, if any.”
(l) Amendment of Section 6.11 of Credit Agreement. Section 6.11 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting the following new Section 6.11 in lieu thereof:
“SECTION 6.11 Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Borrower and its subsidiaries for any period of four consecutive fiscal quarters, in each case taken as one accounting period, as of the last day of any fiscal quarter ending on the date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio

March 31, 2010	3.15 to 1.00
June 30, 2010	3.15 to 1.00
September 30, 2010	2.60 to 1.00
December 31, 2010	3.10 to 1.00
March 31, 2011	3.10 to 1.00
June 30, 2011	4.00 to 1.00
September 30, 2011	4.10 to 1.00
December 31, 2011	4.20 to 1.00
March 31, 2012	4.20 to 1.00
June 30, 2012	4.20 to 1.00
September 30, 2012	4.40 to 1.00
December 31, 2012	4.90 to 1.00
March 31, 2013	5.70 to 1.00
June 30, 2013	6.00 to 1.00
September 30, 2013	6.00 to 1.00
December 31, 2013	6.00 to 1.00
March 31, 2014	6.00 to 1.00
June 30, 2014	6.00 to 1.00	”

(m) Amendment of Section 6.12 of Credit Agreement. Section 6.12 of the Credit Agreement is hereby amended by deleting such section in its entirety and substituting the following new Section 6.12 in lieu thereof:
“SECTION 6.12 Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower and its subsidiaries as of the last day of the period of four consecutive fiscal quarters ending on the date set forth below to be greater than the ratio set forth opposite such date below:

Date	Ratio

March 31, 2010	2.45 to 1.00
June 30, 2010	2.45 to 1.00
September 30, 2010	2.90 to 1.00
December 31, 2010	2.50 to 1.00
March 31, 2011	2.30 to 1.00
June 30, 2011	1.90 to 1.00
September 30, 2011	1.80 to 1.00
December 31, 2011	1.80 to 1.00
March 31, 2012	1.70 to 1.00
June 30, 2012	1.60 to 1.00
September 30, 2012	1.50 to 1.00
December 31, 2012	1.00 to 1.00
March 31, 2013	1.00 to 1.00
June 30, 2013	1.00 to 1.00
September 30, 2013	1.00 to 1.00
December 31, 2013	1.00 to 1.00
March 31, 2014	1.00 to 1.00
June 30, 2014	1.00 to 1.00	”
(n) Amendment of Section 9.20 of Credit Agreement. Section 9.20 of the Credit Agreement is hereby amended by inserting at the end thereof the following new sentence:
“EACH OTHER LOAN MADE BY AN INCREMENTAL LENDER HEREUNDER ON THE INCREMENTAL LOAN CLOSING DATE PURSUANT TO, AND AS DEFINED IN, THE SECOND INCREMENTAL LOAN ASSUMPTION AGREEMENT WAS SUBJECT TO AN ORIGINAL ISSUE DISCOUNT SUCH THAT SUCH OTHER LOAN RESULTED IN AGGREGATE PROCEEDS TO THE BORROWER IN AN AMOUNT EQUAL TO 98.0% OF SUCH INCREMENTAL LENDER’S INCREMENTAL LOAN COMMITMENT (AS SET FORTH IN THE SECOND INCREMENTAL LOAN ASSUMPTION AGREEMENT).”
Section 2. Release of Collateral. The Collateral Agent (with the approval of the Lenders) hereby agrees, upon the effective date of this Agreement, to execute and deliver a Partial Release of Mortgage, in form and substance reasonably satisfactory to the Collateral Agent, and thereby release the lien of the Borrower Mortgage on that portion of the Mortgaged Property referred to as the “Hilby Property”, as more particularly described on Schedule 1 to this Agreement; provided that, upon the disposition by the Borrower of such portion of the Mortgaged Property, the proceeds thereof shall constitute Collateral. Such lien release shall be without recourse to, or representation or warranty by, the Collateral Agent or any other Secured Party.

Section 3. Waivers of Credit Agreement.
(a) Waivers of Section 2.09 of Credit Agreement. Solely with respect to the Other Loans to be made pursuant to the Second Incremental Loan Assumption Agreement, the Lenders hereby waive compliance with the requirements contained in Sections 2.09(a) and 2.09(c) of the Credit Agreement that Borrower deliver a notice of prepayment with respect to the November 2010 Prepayment (as defined below).
(b) Waiver of Section 2.21(a) of Credit Agreement. Solely with respect to the Other Loans to be made pursuant to the Second Incremental Loan Assumption Agreement, the Lenders hereby waive compliance with the requirements of Section 2.21(a) of the Credit Agreement; provided that the information otherwise required to be delivered pursuant to such Section 2.21(a) is set forth in the Second Incremental Loan Assumption Agreement.
(c) Waiver of Section 2.21(b) of Credit Agreement. Solely with respect to the Other Loans to be made pursuant to the Second Incremental Loan Assumption Agreement, the Lenders hereby waive compliance with the requirements of clause (iii) of the fourth sentence of Section 2.21(b) of the Credit Agreement.
(d) Waivers of Section 2.21(c) of Credit Agreement. Solely with respect to the Other Loans to be made pursuant to the Second Incremental Loan Assumption Agreement, the Lenders hereby waive compliance with the requirements of clauses (v) and (vi) of Section 2.21(c) of the Credit Agreement.
(e) Waivers of Section 5.04 of Credit Agreement. Solely with respect to (i) the treatment of the Holdings Loan as debt rather than equity and (ii) the calculation of the Borrower’s tax obligations adjusted for net operating losses of Holdings for purposes of the financial statements of the Borrower and its consolidated subsidiaries delivered under Section 5.04(d) and Section 5.04(e) of the Credit Agreement for the periods prior to the date of this Agreement, the Lenders hereby waive compliance with the requirements of Section 5.04(d) and Section 5.04(e) of the Credit Agreement.
Section 4. Conditions Precedent. This Agreement shall become effective upon satisfaction of each of the following conditions precedent; provided that Sections 5, 10 and 13 hereof shall be effective upon the execution and delivery of this Agreement by the parties hereto:
(a) The Collateral Agent shall have received a copy of this Agreement duly executed and delivered by each of the Collateral Agent, Borrower, Holdings, the Subsidiary Guarantors and the Required Lenders.
(b) The Administrative Agent shall have received a copy of the Second Incremental Loan Assumption Agreement, dated as of the date of this Agreement, among Holdings, Borrower, the Subsidiary Guarantors, the Administrative Agent and the Incremental Lenders party thereto (the “Second Incremental Loan Assumption Agreement”), duly executed and delivered by each of the parties thereto and, concurrently with the effectiveness of this Agreement, the Second Incremental Loan Assumption Agreement shall be in full force and effect.

(c) Each of (i) the conditions set forth in Section 3 of Annex I to the Second Incremental Loan Assumption Agreement, and (ii) after giving effect to the waivers contained in Section 3 above, the requirements of Section 2.21 of the Credit Agreement required to be satisfied by the Loan Parties, in each case shall have been satisfied.
(d) The representations and warranties contained herein shall be true and correct in all respects as of the date hereof.
(e) No Default or Event of Default shall have occurred and be continuing as of the date hereof.
(f) Borrower shall have made a voluntary prepayment of Loans under Section 2.09 of the Credit Agreement in an aggregate principal amount of $20,000,000 (the “November 2010 Prepayment”), together with accrued and unpaid interest on the principal amount of the Loans paid to but excluding the date of such payment.
Section 5. Borrower Direction. Pursuant to Section 2.09(b) of the Credit Agreement, Borrower hereby irrevocably directs that the November 2010 Prepayment shall be applied (and the November 2010 Prepayment shall, in fact, be applied) prior to the effectiveness of this Agreement pro rata between the Loans against the remaining scheduled installments of principal due in respect of the Loans under, and in compliance with, Section 2.08(a)(i) of the Credit Agreement.
Section 6. Conditions Subsequent. On the Incremental Loan Closing Date (as defined in the Second Incremental Loan Assumption Agreement), Borrower shall borrow the Other Loans in accordance with the Incremental Loan Commitment Request (as defined in the Second Incremental Loan Assumption Agreement). Failure to comply with this Section 6 shall constitute an Event of Default.
Section 7. Representations and Warranties. Each of Holdings and Borrower hereby represents and warrants, jointly and severally, to the Collateral Agent and the Lenders that, as of the date hereof, (a) all representations and warranties set forth in the Credit Agreement and in each other Loan Document are true and correct in all material respects as if made again on and as of the date hereof (except those, if any, which by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (b) after giving effect to the waivers contained in Section 3 above. no Default or Event of Default has occurred and is continuing, and (c) the Credit Agreement and all other Loan Documents are and remain legal, valid, binding and enforceable obligations of the Loan Parties in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 8. Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any other Loan Document shall survive the execution and delivery of this Agreement, and no investigation by the Collateral Agent, any Lender or any other Person shall affect such representations or warranties, or the right of the Collateral Agent and the Secured Parties to rely upon them.
Section 9. Reference to Agreement. Each of the Loan Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby. This Agreement shall constitute a Loan Document under the Credit Agreement.

Section 10. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 11. Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12. Limited Effect. This Agreement relates only to the specific matters expressly covered herein, shall not be considered to be a waiver of any rights or remedies any Agent or Lender may have under the Credit Agreement or under any other Loan Document, and shall not be considered to create a course of dealing or to otherwise obligate in any respect any Agent or Lender to execute similar or other amendments or consents under the same or similar or other circumstances in the future.
Section 13. Payment of Legal Fees. Borrower and Holdings shall, jointly and severally, pay all invoiced fees, charges and disbursements of Proskauer Rose LLP incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.
Section 14. Waiver of Defenses. Without limiting the generality of any other provision in any other Loan Document or otherwise, each of Borrower and Holdings hereby waives any suretyship or other defenses that may arise as a result of the joint and several liability of Borrower and Holdings under this Agreement, and Section 2.03 of the Guarantee and Collateral Agreement is hereby incorporated herein by this reference, mutatis mutandis.
Section 15. Ratification by Guarantors. Each Guarantor hereby acknowledges and agrees that (i) its consent to this Agreement is not required (except, in the case of Holdings, with respect to Section 1 only), but each Guarantor nevertheless hereby agrees and consents to this Agreement and to the documents and agreements referred to herein, (ii) notwithstanding the effectiveness of this Agreement, such Guarantor’s Guarantee shall remain in full force and effect without modification thereto, (iii) nothing herein shall in any way limit any of the terms or provisions of any Guarantor’s Guarantee or any other Loan Document executed by any Guarantor (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time), all of which are hereby ratified, confirmed and affirmed in all respects, (iv) no other agreement, instrument, consent or document shall be required to give effect to this Section 15, and (v) the Borrower, Holdings, the Agents and any Lender may from time to time enter into any further amendments, modifications, terminations and/or waivers of any provisions of the Loan Documents without notice to or consent from any Guarantor (other than, to the extent expressly required under Section 9.08 of the Credit Agreement, Holdings) and without affecting the validity or enforceability of any Guarantor’s Guarantee or Collateral or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s Guarantee or Collateral.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent to be executed by their respective duly authorized officers, as of the date first above written.

RENTECH ENERGY MIDWEST CORPORATION, as Borrower

By:	/s/ Dan J. Cohrs

	Name:	Dan J. Cohrs

	Title:	Vice President and Treasurer

RENTECH, INC., as Holdings and as Guarantor

By:	/s/ Dan J. Cohrs

	Name:	Dan J. Cohrs

	Title:	Chief Financial Officer, Executive Vice President

& Treasurer

[Signature Page to Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent]

RENTECH, INC RENTECH SILVAGAS LLC RENTECH DEVELOPMENT CORPORATION RENTECH SERVICES CORPORATION SILVAGAS CORPORATION RENTECH ENERGY TECHNOLOGY CENTER, LLC, each as a Guarantor

By:	/s/ Dan J. Cohrs

	Name:	Dan J. Cohrs

	Title:	Chief Financial Officer, Executive Vice President

& Treasurer

[Signature Page to Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:	/s/ Mikhail Faybusovich

	Name:	Mikhail Faybusovich

	Title:	Vice President

By:	/s/ Vipul Dhadda

	Name:	Vipul Dhadda

	Title:	Associate

[Signature Page to Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent]

SPECIAL SITUATIONS INVESTING GROUP, INC., as Lender

By:	/s/ Robert G. Frahm III

	Name:	Robert G. Frahm III

	Title:	Authorized Signatory

[Signature Pages to Amendment to Credit Agreement and Collateral Agent Consent]

HPS SENIOR LOAN FUND II L.P., as Lender

By:	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, its Investment Manager

By:	/s/ Kevin Griffin

	Name:	Kevin Griffin

	Title:	Managing Director

HIGHBRIDGE SENIOR LOAN HOLDINGS L.P., as Lender

By:	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, its Investment Manager

By:	/s/ Kevin Griffin

	Name:	Kevin Griffin

	Title:	Managing Director

[Signature Page to Second Amendment to Credit Agreement, Waiver and Collateral Agent Consent]

Schedule 1
Hilby Property Legal Description
PARCEL 1 (1.50 ACRES):
The West 100 feet of the North Half of the North Half of the Northeast Quarter of Section Number Twelve (12), Township Twenty-eight (28) North, Range Two (2) West of the Fourth Principal Meridian, Township of Menominee, Jo Daviess County, Illinois; containing 1.50 acres more or less.
PARCEL 2 (0.23 ACRES):
The South 100 feet of the West 100 feet of the South half of the Southeast Quarter of Section 1, Township 28 North, Range 2 West of the Fourth Principal Meridian, Menominee Township, Jo Daviess County, Illinois; containing 0.23 acres more or less.